Exhibit 10.6

AMENDMENT TO JOHN H. HARLAND COMPANY
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Pursuant to the power to amend reserved in Section 10 of the John H. Harland Company Compensation Plan for Non-Employee Directors (the “Plan”), the Board of Directors of the John H. Harland Company amends the Plan, as follows:

1.

By amending Section 5(b)(vi) to read as follows:

The cash balance in the Account shall be credited as of the payment date for any cash dividend on the Common Stock by multiplying the per share dividend by the number of stock equivalents credited to the Account.  If the dividend paid on Common Stock is a stock dividend, the cash balance shall be credited as of the payment date with an amount determined by multiplying the per share dividend multiplied by the closing price of the Common Stock on the New York Stock Exchange and multiplying that product by the number of stock equivalents credited to the Director’s Account.

2.

By amending the last sentence of Section 5(c)(v) to read as follows:

Distribution of the value of the Account invested in stock equivalents will be made in cash in an amount determined by multiplying the number of stock equivalents at the time of distribution by the closing price of the Common Stock on the date of distribution.

3.

Except as provided in this paragraph 4, below, or in Section 9 of the Plan, Adjustment to Shares of Stock Issuable Pursuant to Plan, no additional stock equivalents shall be credited to a Director’s Account after 2006.

4.

The amendments described above shall be effective January 1, 2007; provided, however, that the fees for meetings in December 2006 and the fourth installment of the 2006 annual stock retainer shall continue to be paid or deferred in common stock pursuant to the Plan and the elections of Directors.  Except as otherwise amended, the Plan shall remain in full force and effect.